Exhibit 3.9


                                   RESTATED

                           ARTICLES OF INCORPORATION

                                      OF

                                   [Company]



                  FIRST: The name of the corporation is [Company]
         (hereinafter, the "Corporation").

                  SECOND: The address of the registered office of the Corporation is 1201 Peachtree Street NE, Atlanta, Georgia 30361. The name of the registered agent at that address is CT Corporation System.

                  THIRD: The principal office of the Corporation is 110 SE 6th Street, Ft. Lauderdale, Florida 33301.

                  FOURTH: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Georgia Business Corporation Code including, but not limited to, the acting as an insurance agent and the providing of insurance services, exclusive of the underwriting of insurance policies.

                  FIFTH: The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1000) shares of Common Stock, each having a par value of one cent ($0.01).